Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES THIRD QUARTER 2023 RESULTS

Highlights
•Mid-single digit growth in high value dispensing products
•Share repurchases of $175 million; expect to return over $250 million to shareholders in 2023
•Announces a multi-year $50 million cost reduction program
•Expects earnings growth in 2024 independent of market recovery
STAMFORD, CT, October 25, 2023 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported third quarter 2023 net sales of $1.80 billion and net income of $110.6 million, or $1.02 per diluted share, as compared to record third quarter 2022 net sales of $1.97 billion and net income of $138.7 million, or $1.25 per diluted share.

Adjusted net income per diluted share for the third quarter of 2023 was $1.16, after adjustments increasing net income per diluted share by $0.14. Adjusted net income per diluted share for the third quarter of 2022, which included $0.03 per diluted share from non-recurring income associated with Russia, was a record $1.28 after adjustments increasing net income per diluted share by $0.03. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"Our third quarter results continued to display the strength and breadth of our diverse portfolio, as we delivered our second highest quarterly earnings amidst challenging market conditions. Our high value dispensing business posted another record quarter, and trends in the third quarter developed largely as we expected," said Adam Greenlee, President and CEO. "We continue to see resilient consumer trends for our products, and as expected our food and beverage customers' destocking was prevalent during the quarter. In some cases, we have seen these trends expand to include adjacent categories. Through our internal focus on operational excellence we successfully managed costs during the quarter, and we identified additional opportunities to reduce costs across the organization by $50 million over the next two years through a combination of footprint rationalization and other cost reduction actions. Our businesses continue to focus on the unique needs of our customers and win in the markets we serve, and we believe these cost actions will further competitively advantage our low cost manufacturing network and position our businesses for continued success," continued Mr. Greenlee. "While market conditions in 2023 have been challenging, our customer partnerships remain strong, we are actively managing what is within our control and we remain confident that the Company is well positioned to continue to achieve our medium and long-term growth objectives. As we look into 2024, while visibility is lower than normal, we see positive signs in our customers' promotional activity, and our customers appear to be targeting volume growth. With the actions we are taking in 2023 and the continued success of our strategic growth initiatives, we expect the Company to grow earnings in 2024 independent of a recovery in market volumes. Our formula for disciplined shareholder value creation continues to drive our capital allocation decisions, and year-to-date we have repurchased $175 million of stock. These repurchases, coupled with dividends paid and expected to be paid this year, put us on track to return more than $250 million to shareholders in 2023," concluded Mr. Greenlee.

Third Quarter Results

Net sales for the third quarter of 2023 were $1.80 billion, a decrease of $167.3 million, or 9%, as compared to record sales in the same period in the prior year. Excluding non-recurring sales associated with Russia (Russia Sales) of $20.3 million in the third quarter of 2022, third quarter 2023 net sales declined 7% predominantly as a result of lower volumes.

Income before interest and income taxes (EBIT) for the third quarter of 2023 was $194.1 million, a decrease of $25.3 million as compared to a record $219.4 million for the third quarter of 2022. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $78.0 million, $110.1 million, and $10.7 million, respectively, in the third quarter of 2023. Rationalization charges were $6.4 million and $2.7 million in the third quarters of 2023 and 2022, respectively. A reconciliation of EBIT for each segment to adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the third quarter of 2023 was $47.3 million, an increase of $13.6 million as compared to the third quarter of 2022 primarily due to the impact of higher interest rates.

The effective tax rates were 24.7% and 25.3% for the third quarters of 2023 and 2022, respectively.

Third Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $559.1 million in the third quarter of 2023, a decrease of $16.4 million, or 3%, as compared to $575.5 million in the third quarter of 2022. Excluding Russia Sales of $3.8 million in the third quarter of 2022, net sales declined 2% from the prior year quarter as a result of lower volume/mix of 3%, with mid-single digit growth in higher value dispensing products offset by double digit declines in higher volume closures for international food and beverage markets due to the ongoing impact of inflation on consumers.

Dispensing and Specialty Closures adjusted EBIT increased $5.4 million to $93.8 million in the third quarter of 2023 as compared to $88.4 million in the third quarter of 2022. The increase in adjusted EBIT was driven primarily by improved volume/mix as a result of growth in higher margin dispensing products and favorable price/cost which included SG&A cost management.

Metal Containers
Net sales of the Metal Containers segment were $1.10 billion in the third quarter of 2023, a decrease of $117.4 million, or 10%, as compared to $1.21 billion in the third quarter of 2022. Net sales in the Metal Containers segment decreased 8% in the third quarter of 2023 as compared to the same period in 2022, excluding the impact of Russia Sales of $16.5 million in the third quarter of 2022. This decrease was the result of lower unit volume of 10%, with lower volumes across all categories as customer destocking expanded during the quarter.

Metal Containers adjusted EBIT decreased $4.1 million to $113.5 million in the third quarter of 2023 as compared to $117.6 million in the third quarter of 2022. Adjusted EBIT in the quarter benefited from favorable price/cost including mix and lower SG&A costs, which was more than offset by the decline in volumes in the quarter as a result of customer destocking priorities that impacted volumes in all categories in the segment.

Custom Containers
Net sales of the Custom Containers segment were $149.4 million in the third quarter of 2023, a decrease of $33.5 million, or 18%, as compared to $182.9 million in the third quarter of 2022. This decrease was primarily the result of an anticipated volume reduction of 10% due largely to customer destocking programs, as well as lower price/mix of 8% in the third quarter of 2023 due to the pass-through of lower resin costs and a less favorable mix of products sold.

Custom Containers adjusted EBIT decreased $11.0 million to $11.8 million in the third quarter of 2023 as compared to $22.8 million in the third quarter of 2022. The decrease in adjusted EBIT was primarily the result of lower volumes in the quarter and a less favorable mix of products sold.

Outlook for 2023

The Company has revised its estimate of adjusted net income per diluted share for the full year of 2023 from a range of $3.40 to $3.60 to a range of $3.30 to $3.40 primarily due to anticipated lower volumes in the fourth quarter and higher interest expense. This revised estimate compares to record adjusted net income per diluted share for the full year of 2022 of $4.01, which included $0.09 per diluted share from non-recurring income associated with Russia. Interest expense for 2023 is expected to be approximately $0.33 per diluted share higher than the prior year primarily due to higher interest rates. Volume in the Dispensing and Specialty Closures and Metal Containers segments for 2023 are now expected to be below record levels achieved in 2022 due to customer destocking in the food and beverage markets initiated late in the second quarter and in adjacent markets in the second half of the year. Custom Containers volumes in 2023 are expected to be approximately 10% below the prior year due to delays in the commercialization of new business and customer destocking programs. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company now anticipates interest expense before loss on early extinguishment of debt in 2023 of approximately $175 million based on the current forward interest rate curve and an effective tax rate for 2023 of approximately 24%.

The Company has revised its estimate of free cash flow in 2023 from approximately $375 million to approximately $340 million primarily due to the revised earnings estimate for the year and estimated cash costs in 2023 associated with the announced cost reduction program including additional working capital to facilitate these actions. This estimate compares to free cash flow of $368.2 million in 2022. Capital expenditures are expected to be approximately $230 million in 2023.

For the fourth quarter of 2023, the Company expects a low single digit volume decline in the Dispensing and Specialty Closures segment and a mid-single digit volume decline in the Metal Containers segment as compared to the prior year quarter, with customer destocking in the food and beverage and adjacent markets impacting volumes in the quarter. Volumes in the Custom Containers segment for the fourth quarter of 2023 are expected to decline by a low single digit percentage compared to the prior year quarter due to customer destocking programs. The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2023 in the range of $0.55 to $0.65, as compared to a record $0.85 in the fourth quarter of 2022. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2023 at 11:00 a.m. eastern time on Wednesday, October 25, 2023. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (866) 575-6539 and from outside the U.S. and Canada should dial (323) 794-2551. The confirmation code for the conference call is 2528033. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.
* * *
Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2022 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars and shares in millions, except per share amounts)

	Third Quarter		Nine Months
	2023	2022	2023	2022

Net sales	$1,803.1	$1,970.4	$4,648.1	$4,956.1

Cost of goods sold	1,517.2	1,662.6	3,874.1	4,141.0

Gross profit	285.9	307.8	774.0	815.1

Selling, general and administrative expenses	84.3	96.8	287.8	320.5

Rationalization charges	6.4	2.7	13.2	7.5

Other pension and postretirement expense (income)	1.1	(11.1)	3.7	(33.7)

Income before interest and income taxes	194.1	219.4	469.3	520.8

Interest and other debt expense before loss on early extinguishment of debt	47.3	33.7	130.8	91.7

Loss on early extinguishment of debt	—	—	—	1.5

Interest and other debt expense	47.3	33.7	130.8	93.2

Income before income taxes	146.8	185.7	338.5	427.6

Provision for income taxes	36.2	47.0	77.0	111.3

Net income	$110.6	$138.7	$261.5	$316.3

Earnings per share (EPS):
Basic net income per share	$1.02	$1.26	$2.39	$2.86
Diluted net income per share	$1.02	$1.25	$2.38	$2.85

Cash dividends per common share	$0.18	$0.16	$0.54	$0.48

Weighted average shares:
Basic	108.4	110.3	109.6	110.6
Diluted	108.8	110.7	110.0	111.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2023	2022	2022
Assets:
Cash and cash equivalents	$307.1	$243.6	$585.6
Trade accounts receivable, net	1,295.9	1,124.1	658.0
Inventories	919.0	851.1	769.4
Other current assets	139.8	113.5	119.7
Property, plant and equipment, net	1,911.6	1,886.6	1,931.5
Other assets, net	3,238.9	3,300.5	3,281.6
Total assets	$7,812.3	$7,519.4	$7,345.8

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,017.7	$1,090.1	$1,357.8
Current and long-term debt	4,210.5	3,838.0	3,425.4
Other liabilities	802.2	898.1	844.3
Stockholders' equity	1,781.9	1,693.2	1,718.3
Total liabilities and stockholders' equity	$7,812.3	$7,519.4	$7,345.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2023	2022
Cash flows provided by (used in) operating activities:
Net income	$261.5	$316.3
Adjustments to reconcile net income to net cash
(used in) operating activities:
Depreciation and amortization	200.7	201.9
Rationalization charges	13.2	7.5
Loss on early extinguishment of debt	—	1.5
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(638.3)	(459.1)
Inventories	(152.9)	(92.2)
Trade accounts payable and other changes, net	(280.2)	(93.4)
Net cash (used in) operating activities	(596.0)	(117.5)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	—	(1.3)
Capital expenditures	(173.5)	(162.3)
Other investing activities	2.9	2.0
Net cash (used in) investing activities	(170.6)	(161.6)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(59.7)	(54.3)
Changes in outstanding checks - principally vendors	(61.4)	(225.9)
Shares repurchased under authorized repurchase program	(174.7)	(26.4)
Net borrowings and other financing activities	783.4	216.0
Net cash provided by (used in) financing activities	487.6	(90.6)

Effect of exchange rate changes on cash and cash equivalents	0.5	(18.1)

Cash and cash equivalents:
Net (decrease)	(278.5)	(387.8)
Balance at beginning of year	585.6	631.4
Balance at end of period	$307.1	$243.6

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2023	2022	2023	2022
Net sales:
Dispensing and Specialty Closures	$559.1	$575.5	$1,699.1	$1,775.9
Metal Containers	1,094.6	1,212.0	2,475.6	2,617.1
Custom Containers	149.4	182.9	473.4	563.1
Consolidated	$1,803.1	$1,970.4	$4,648.1	$4,956.1

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$78.0	$79.2	$212.6	$257.8
Metal Containers	110.1	121.3	231.6	225.6
Custom Containers	10.7	24.3	46.1	79.8
Corporate	(4.7)	(5.4)	(21.0)	(42.4)
Consolidated	$194.1	$219.4	$469.3	$520.8

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Third Quarter				Nine Months
	2023		2022		2023		2022
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$110.6	$1.02	$138.7	$1.25	$261.5	$2.38	$316.3	$2.85

Adjustments (a)	15.2	0.14	3.1	0.03	42.4	0.38	34.9	0.31
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$125.8	$1.16	$141.8	$1.28	$303.9	$2.76	$351.2	$3.16

Weighted average number of common shares outstanding - Diluted
		108.8		110.7		110.0		111.1

(a) Adjustments consist of items in the table below

	Third Quarter		Nine Months
	2023	2022	2023	2022
Adjustments:
Acquired intangible asset amortization expense	$13.3	$12.9	$39.9	$39.6
Other pension expense (income) for U.S. pension plans	0.6	(11.6)	2.2	(35.6)
Rationalization charges	6.4	2.7	13.2	7.5
European Commission settlement	—	—	—	25.2
Loss on early extinguishment of debt	—	—	—	1.5
Pre-tax impact of adjustments	20.3	4.0	55.3	38.2
Tax impact of adjustments	5.1	0.9	12.9	3.3
Net impact of adjustments	$15.2	$3.1	$42.4	$34.9

Weighted average number of common shares outstanding - Diluted
	108.8	110.7	110.0	111.1
Diluted EPS impact from adjustments	$0.14	$0.03	$0.38	$0.31

Adjusted tax rate	24.8%	25.3%	22.8%	24.6%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

Table B

	Third Quarter		Nine Months
	2023	2022	2023	2022
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$78.0	$79.2	$212.6	$257.8
Acquired intangible asset amortization expense	11.8	11.5	35.4	35.2
Other pension expense (income) for U.S. pension plans	0.2	(2.6)	0.4	(8.1)
Rationalization charges	3.8	0.3	5.2	0.3
Adjusted EBIT	$93.8	$88.4	$253.6	$285.2

Metal Containers:
Income before interest and income taxes (EBIT)	$110.1	$121.3	$231.6	$225.6
Acquired intangible asset amortization expense	0.4	0.3	1.1	1.0
Other pension expense (income) for U.S. pension plans	0.4	(6.5)	1.1	(19.8)
Rationalization charges	2.6	2.5	7.9	7.2
Adjusted EBIT	$113.5	$117.6	$241.7	$214.0

Custom Containers:
Income before interest and income taxes (EBIT)	$10.7	$24.3	$46.1	$79.8
Acquired intangible asset amortization expense	1.1	1.1	3.4	3.4
Other pension expense (income) for U.S. pension plans	—	(2.5)	0.7	(7.7)
Rationalization charges	—	(0.1)	0.1	—
Adjusted EBIT	$11.8	$22.8	$50.3	$75.5

Corporate:
Loss before interest and income taxes (EBIT)	$(4.7)	$(5.4)	$(21.0)	$(42.4)
European Commission settlement	—	—	—	25.2
Adjusted EBIT	$(4.7)	$(5.4)	$(21.0)	$(17.2)

Total adjusted EBIT	$214.4	$223.4	$524.6	$557.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2023	2023	2022	2023	2023	2022

U.S. GAAP net income as estimated for 2023
and as reported for 2022	$46.0	$59.1	$24.6	$305.1	$322.1	$340.8
Adjustments (a)	12.9	12.9	69.8	55.3	55.3	104.6
Non-U.S. GAAP adjusted net income as estimated for 2023 and presented for 2022
	$58.9	$72.0	$94.4	$360.4	$377.4	$445.4

U.S. GAAP diluted EPS as estimated for 2023
and as reported for 2022	$0.43	$0.53	$0.22	$2.79	$2.89	$3.07
Adjustments (a)	0.12	0.12	0.63	0.51	0.51	0.94
Non-U.S. GAAP adjusted diluted EPS as estimated for 2023 and presented for 2022
	$0.55	$0.65	$0.85	$3.30	$3.40	$4.01

(a) Adjustments consist of items in the table below

	Fourth Quarter,		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$13.2	$13.1	$53.1	$52.6
Other pension expense (income) for U.S. pension plans	0.7	(11.9)	2.9	(47.5)
Rationalization charges	4.4	66.6	17.6	74.1
European Commission settlement	—	—	—	25.2
Loss on early extinguishment of debt	—	—	—	1.5
Pre-tax impact of adjustments	18.3	67.8	73.6	105.9
Tax impact of adjustments	5.4	(2.0)	18.3	1.3
Net impact of adjustments	$12.9	$69.8	$55.3	$104.6

Weighted average number of common shares outstanding - Diluted
	107.0	110.8	109.2	111.0
Diluted EPS impact from adjustments	$0.12	$0.63	$0.51	$0.94

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension expense (income) for U.S. pension plans, rationalization charges, the charge for the European Commission settlement and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension expense (income) from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension expense (income) for U.S. pension plans, rationalization charges and the charge for the European Commission settlement from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension expense (income) from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The charge for the European Commission settlement is non-recurring and non-operational and relates to prior years and is not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.